Exhibit 99.1

Contact:	Edward Barbini
(914) 499-6565
barbini@us.ibm.com

MICHAEL L. ESKEW ELECTED TO IBM BOARD OF DIRECTORS

ARMONK, N.Y., October 26, 2004 . . . The IBM board of directors today elected Michael L. Eskew, chairman and chief executive officer of United Parcel Service, Inc., (UPS) to the board effective January 1, 2005.

Samuel J. Palmisano, IBM chairman and chief executive officer, said:  “Mike is a distinguished senior executive of a premier global provider of specialized transportation and logistics services.  He is an outstanding leader who is focused on business innovation and transformation, and we look forward to tapping into his broad business experience as a member of the IBM board.  We are very pleased he is joining us.”

Mr. Eskew’s career with UPS began in 1972 as an industrial engineering manager.  He subsequently held various positions of increasing responsibility with UPS, including time with UPS operations in Germany and with UPS Airlines.  In 1994 Mr. Eskew was named corporate vice president for industrial engineering, and in 1996 he became group vice president for engineering.  In 1999 Mr. Eskew was named executive vice president, and in 2000 he was named vice chairman.  Mr. Eskew has been a director of UPS since 1998 and was named to his current position in 2002.

Mr. Eskew, 55, holds a bachelor’s degree in industrial engineering from Purdue University.  He is also a director of 3M Company.

When Mr. Eskew joins the IBM board on January 1, 2005, the board will have a total of 14 members.

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